Filed pursuant to Rule 424(b)(3)

File Nos. 811-23201 and 333-261313

Versus Capital Real Assets Fund LLC

(the “Fund”)

Supplement dated February 2, 2024 to the

Prospectus dated July 27, 2023

Change in Sub-Adviser Portfolio Managers

Kim Tilley has been added as a portfolio manager for the portion of the Fund’s portfolio sub-advised by Lazard Asset Management, LLC (“Lazard”) and Jai Jacob no longer serves as a portfolio manager for such portion. The other existing portfolio manager for the portion of the Fund’s portfolio sub-advised by Lazard, Terence Brennan, will remain as portfolio manager for such portion. In connection with these changes, effective immediately, all references to the portfolio managers for the portion of the Fund’s portfolio sub-advised by Lazard are amended to include Ms. Tilley and remove Mr. Jacob, as described below.

The first paragraph and accompanying table under the subsection “Sub-Advisers and Sub-Advisory Fees—Lazard Asset Management, LLC” in the section “Management of the Fund” in the Prospectus are deleted in their entirety and replaced with the following:

The Adviser has engaged Lazard a registered adviser under the Advisers Act, to act as an independent sub-adviser to the Fund. Lazard has been managing multi-asset portfolios since 2007 and is a wholly-owned, indirect subsidiary of Lazard Ltd., a public company listed on the NYSE. Lazard is located at 30 Rockefeller Plaza, New York, NY 10112. Lazard typically seeks to provide exposure to publicly traded Real Asset Securities on behalf of the Fund. Lazard is paid a management fee by the Adviser based on assets under management that decreases as assets increase. The fees are assessed on a sliding scale and range from 0.40% down to 0.30% based on assets under management. Lazard utilizes a team approach with Terence Brennan and Kim Tilley primarily responsible for managing the firm’s multi-asset portfolios. Terence Brennan serves as Director and Portfolio Manager/Analyst and has 30 years of industry experience. Kim Tilley serves as Director and Portfolio Manager/Analyst and has 24 years of industry experience. The Statement of Additional Information provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers and the portfolio managers’ ownership of securities in the Fund.

Name	Title	Since	Recent Experience
Terence Brennan	Director, Portfolio Manager	2016	Mr. Brennan is Director and Portfolio Manager of Lazard. Mr. Brennan has been with the firm since 2016. Prior to joining Lazard, Mr. Brennan was a Portfolio Manager at Deutsche Asset Management.
Kim Tilley	Director, Portfolio Manager	2002	Ms. Tilley is Director and Portfolio Manager/Analyst of Lazard. Ms. Tilley has been with the firm since 2002. Prior to joining Lazard, Ms. Tilley was an Associate at Wachovia Securities, Inc.

Shareholders should retain this Supplement for future reference.

Filed pursuant to Rule 424(b)(3)

File Nos. 811-23201 and 333-261313

Versus Capital Real Assets Fund LLC

(the “Fund”)

Supplement dated February 2, 2024 to the

Statement of Additional Information (“SAI”) dated July 27, 2023

Change in Sub-Adviser Portfolio Managers

Kim Tilley has been added as a portfolio manager for the portion of the Fund’s portfolio sub-advised by Lazard Asset Management, LLC (“Lazard”) and Jai Jacob no longer serves as a portfolio manager for such portion. The other existing portfolio manager for the portion of the Fund’s portfolio sub-advised by Lazard, Terence Brennan, will remain as portfolio manager for such portion. In connection with these changes, effective immediately, all references to the portfolio managers for the portion of the Fund’s portfolio sub-advised by Lazard are amended to include Ms. Tilley and remove Mr. Jacob, as described below.

The first paragraph and accompanying table under the subsection “Lazard Asset Management (“Lazard”)” in the section “Portfolio Managers” in the SAI are deleted in their entirety and replaced with the following:

As of December 31, 2023 for Kim Tilley and as of March 31, 2023 for Terrence Brennan, in addition to the Fund, Lazard’s portfolio managers were responsible for the day-to-day management of certain other accounts, as follows:

Portfolio Manager	Other Registered Investment Companies		Other Pooled Investment Vehicles		Other Accounts
	Number	Total Assets of Other Registered Investment Companies	Number	Total Assets of Other Pooled Investment Vehicles	Number	Total Assets of Other Accounts
Terence Brennan	1	$117.2 million	4	$222.7 million	4	$119.5 million
Kim Tilley	3	$176.2 million	15	$6,728.6 million	126	$478.9 million

Performance Fee-Based Accounts

(The number of accounts and the total assets in the accounts managed by each portfolio manager with respect to which the advisory fee is based on the performance of the account.)

Terence Brennan	0	N/A	0	N/A	0	N/A
Kim Tilley	0	N/A	0	N/A	1	$0.5 million

Shareholders should retain this Supplement for future reference.